EX-99.d.7.iv

THIRD AMENDMENT TO THE
INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT ("Amendment") to the Investment Sub-Advisory Agreement ("Agreement") dated August 16, 2006, by and between Mercer Global Investments, Inc., a Delaware Corporation (the "Advisor") and AllianceBernstein L.P., a Delaware Limited Partnership (the "Sub-Adviser"), is made effective this 1st day of July, 2009.

RECITALS

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement; WHEREAS, the Sub-Adviser manages certain investments on behalf of the MGI Funds (the "Trust") under the Agreement, as amended, with respect to the following Fund: MGI Non-US Core Equity Fund, a series of the MGI Funds

WEREAS, the Sub-Adviser and Advisor wish to amend the Agreement:

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A – the Fee Schedule of the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with Exhibit A of this Third Amendment, and

2.	All other terms and provisions of the Sub-Advisory Agreement shall remain in full force and effect, except as modified hereby in Exhibit A

Mercer Global Investments, Inc.

By:     /s/Denis Larose____________
Print Name:      Denis Larose
Title:         Chief Investment Officer

AllianceBernstein L.P
AllianceBernstein Corporation,
as General Partner

By:      /s/ Louis T. Mangan___________
Print Name:           Louis T. Mangan
Title:         Assistant Secretary

EXHIBIT A

THIRD AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT
BETWEEN
MERCER GLOBAL INVESTMENTS, INC.
AND
ALLIANCEBERNSTEIN L.P.

July 1, 2009

MGI NON-US CORE EQUITY FUND
INTERNATIONAL VALUE
FEE SCHEDULE

ASSETS                                                          COMPENSATION

on the first $300 million                                0.40%
on assets over $300 million                         0.36%

Global Fee Arrangement: The parties hereto agree that the fee schedule set forth herein shall apply to all relationship assets relating to portfolios of Mercer Global Investments, Inc. and its affiliates (collectively, "MGI") managed by the Sub-Advisor and each of its affiliates. For the purpose of determining "relationship assets", all MGI portfolios managed by the Sub-Adviser and its affiliates worldwide in an applicable investment strategy will be added together and applied against the relevant fee schedule set forth herein. The fee schedule above shall apply so long as the MGI "relationship assets" are in at least two investment strategies offered by the Sub-Adviser and aggregated assets in at least one investment strategy are greater than $25 million.